Exhibit 99.1

PROS EXPANDS BOARD WITH NEW INDEPENDENT DIRECTOR

Houston, Texas — November 21, 2008 — PROS Holdings, Inc. (NYSE: PRO), a leading provider of pricing and margin optimization science and software, announced today that Bill Russell has joined its Board of Directors, effective November 20, 2008.  Bill Russell will also serve as the Lead Independent Director, as Chairman of the Nominating and Governance Committee and as a member of the Compensation Committee.  In addition, on November 20, 2008 Harry Gruner resigned as a member of the Board of Directors of PROS Holdings, Inc. solely for personal reasons.  Harry has served as a director of PROS since 1998.  Harry served as Chairman of the Nominating and Governance Committee and as a member of the Audit Committee.  As of today, PROS’ Board has eight directors, five of whom are independent.

“We are pleased to welcome Bill as our newest Independent Director on PROS’ Board and look forward to his service as the Lead Independent Director,” said Bert Winemiller, Chairman of the PROS Board of Directors and Chief Executive Officer.  “Bill’s leadership experience as a technology company executive and his wealth of experience serving on public company boards, will add significant value to the PROS Board of Directors and to our stockholders.”

Winemiller commented of the resignation of Harry Gruner, “We are honored to have had the service of a Director of Harry’s caliber.  He has been an outstanding partner and has participated in the company’s growth from a small private software company to a NYSE traded global leader in pricing and margin optimization science and technology. We wish Harry well in his future endeavors.”

Bill Russell

Bill served in a number of senior-level roles in his more than 20 years at Hewlett-Packard, including Vice President and General Manager of the multi-billion dollar Enterprise Systems Group.  He has served as a Board Director of a number of enterprise software companies since he retired from Hewlett-Packard in May 2003.  He has served in a variety of roles on both public and private technology company boards and he previously served on the boards of webMethods and Cognos.  Bill holds a Bachelors of Science in Computer Science from Edinburgh University and has completed several executive development programs from institutions including Harvard Business School and INSEAD.

Harry Gruner

Harry served as a director of PROS Holdings, Inc. since 1998.  He co-founded JMI Equity, a private equity investment partnership, in 1992 and is a general partner.  Harry was employed by Alex. Brown serving as a Principal in the Corporate Finance Department of the Technology Group in addition to his service in the Mergers and Acquisitions Department, where he specialized in advising software, business and computer services companies. Harry began his business career as a Financial Analyst in the Technology Group of the Corporate Finance Department of Blyth Eastman PaineWebber, Inc.  He currently serves on the boards of directors of a number of public and private companies.  Harry received a B.A. from Yale University and an M.B.A from Harvard Business School.

About PROS

PROS Holdings, Inc. (NYSE: PRO) is a leading provider of pricing and margin optimization software products, specializing in price analytics, price execution, and price optimization.  By using PROS’ software products, companies gain insight into their pricing strategies, identify pricing-based profit leaks, optimize their pricing decision making and improve their business processes and financial performance.  PROS’ software products implement advanced pricing science, which includes operations research, forecasting and statistics.  PROS high performance software architecture supports real-time high volume transaction processing and allows PROS to handle the processing and database requirements of the most sophisticated and largest customers, including customers with 100’s of simultaneous users and sub-second electronic transactions.  PROS provides professional services to configure its software products to meet the specific pricing needs of each customer.  PROS has implemented over 200 solutions across a range of industries in more than 40 countries.

Founded in 1985, PROS is headquartered in Houston, Texas.  Today, PROS has over 350 employees, more than 100 with advanced degrees and over 25 with Ph.D.s.  To learn more about PROS, please visit www.prospricing.com.

Forward-looking Statements

This press release contains forward-looking statements, including statements about the functionality of the PROS products and their ability to manage and forecast across an enterprise. The forward-looking statement contained in this press release are based upon PROS historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates or expectations will be achieved. Factors that could cause actual results to differ materially from those described herein include PROS ability to develop new products and product enhancements with the required functionality desired and PROS ability to implement and support successfully its products to the expectations of its customers. Additional information relating to the uncertainty affecting the PROS business are contained in PROS filings with the Securities and Exchange Commission. These forward-looking statements represent PROS expectations as of the date of this press release. Subsequent events may cause these expectations to change, and PROS disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.

CONTACT:

Investor Relations:

PROS Holdings, Inc.

IR@prospricing.com

713-335-5879